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                                                                     EXHIBIT 5.1

[The following text appears as letterhead:

Rogers & Hardin
Attorneys At Law
2700 International Tower, Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia  30303
(404) 522-4700
TELEX:  54-2335
TELECOPIER:  (404) 525-2224]





                                February 3, 1997




WORLD ACCESS, INC.
4501 Vineland Road
Orlando, Florida  32811

Gentlemen:

         We have acted as counsel to World Access, Inc. (the "Company") in connection with the registration by the Company on Form S-3 (hereinafter referred to, together with any amendments thereto, as the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of 7,087,129 shares of common stock, $.01 par value per share, of the Company, of which (a) 6,049,129 shares are presently outstanding and (b) 1,038,000 shares (the "Shares") are issuable upon exercise of certain warrants and options (collectively, the "Convertible Securities") held by certain of selling stockholders.

         In connection with this opinion, we have examined such corporate records and documents and have made such examinations of law as we have deemed necessary. In rendering this opinion, we have relied, without investigation, upon various certificates of public officials and of officers and representatives of the Company. In our examination of documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

         We are members of the Bar of, and are admitted to practice only in the State of Georgia. Accordingly, we express no opinion herein as to the laws of any jurisdiction other than the
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World Access, Inc.
February 3, 1997
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United States, the State of Georgia and the Delaware General Corporation Law
(the "DGCL"). To the extent that any of the opinions contained herein requires consideration of the laws of a state other than the State of Georgia or the DGCL, we have assumed, with your permission, that the laws of such state are the same as the laws of the State of Georgia.

         Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares, when issued in accordance with the Convertible Securities against payment in full of the purchase price therefor, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to applications to the securities commissioners of the various states and other jurisdictions of the United States for registration or qualification of the Shares in such states and other jurisdictions. We further consent to the reference to our firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                              Very truly yours,

                              /s/ Rogers & Hardin
                              -------------------
                              ROGERS & HARDIN